Exhibit 5.1
GIBSON, DUNN & CRUTCHER LLP
Lawyers
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

555 Mission Street, Suite 3000, San Francisco, California 94105-2933
(415) 393-8200
www.gibsondunn.com
January 30, 2009

Direct Dial (415) 393-8200	Client No. 89696-00014
SCM Microsystems GmbH
Oskar-Messter-Straße 13
85737 Ismaning, Germany
+49 89 9595-5220
SCM Microsystems, Inc.
41740 Christy Street
Fremont, CA 94538
+1 510-249-4883
Re:	SCM Microsystems, Inc. Registration Statement on Form S-4 No. [333- ]
Ladies and Gentlemen:
     We have acted as counsel to SCM Microsystems, Inc., a Delaware corporation ( “SCM”), in connection with the preparation of the Registration Statement on Form S-4 (No. 333-[___] (the “Registration Statement”)) and the proxy statement and prospectus contained therein filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance by SCM of up to 9,561,470 shares of SCM common stock, par value $0.001 per share (the “Shares”), and warrants to purchase up to 4,950,511 shares of SCM common stock (“Warrants” and collectively with the Shares, the “Securities”) pursuant to that certain Agreement and Plan of Merger, dated as of December 10, 2008, by and among SCM, Deer Acquisition, Inc., a California corporation and wholly-owned subsidiary of SCM, Hart Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of SCM, and Hirsch Electronics

SCM Microsystems, Inc.
January 30, 2009

Corporation, a California corporation (the “Merger Agreement”), pursuant to which Hirsch Electronics Corporation will become a wholly-owned subsidiary of SCM (the “Merger”).
     In arriving at the opinions expressed below, we have examined the originals, or photostatic or certified copies, of such records of SCM and certificates of officers of SCM, of public officials and of such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions. We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the Delaware General Corporation Law, and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Securities, when issued in accordance with the terms and conditions of the Merger Agreement will be validly issued, and fully paid and non-assessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP